Exhibit 99.1
ONCOTHYREON ANNOUNCES PRIORITIZATION PLAN FOR
DEVELOPMENT PROGRAMS.
BELLEVUE, WASHINGTON — September 2, 2008 — Oncothyreon Inc. (NASDAQ: ONTY) (TSX: ONY) (the “Company”) today announced a prioritization plan to focus the Company’s resources on the clinical development of PX-478 and PX-866 and on process development and manufacturing of Stimuvax®. Oncothyreon will seek a partner for further clinical development of PX-12 beyond the ongoing trials. The prioritization plan is intended to concentrate Oncothyreon’s efforts and available resources on those programs with the potential for the greatest near-term value creation for the Company’s stockholders.
“This prioritization plan and the planned financing we also announced today are intended to make it possible for us to advance both PX-478 and PX-866 to the next stage of clinical development,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon. “The ongoing dose escalation Phase 1 trial for PX-478, an inhibitor of hypoxia-inducible factor 1 alpha, is enrolling steadily and has not yet reached a maximum dose. The recently initiated Phase 1 trial for PX-866, an inhibitor of PI-3-kinase, is also enrolling well. We believe the high interest in the targets of these two compounds by both oncologists and potential partners will allow us to create value most effectively and quickly by concentrating our limited resources on these two programs. The next stage of development for PX-12 will require substantial resources and time, which would be more suitable in partnership with a larger pharmaceutical company.”
“We will also continue our manufacturing and process development activities for Stimuvax,” continued Dr. Kirkman. “The Phase 3 START trial of Stimuvax in non-small cell lung cancer is actively moving forward, and we expect an additional large Phase 3 trial in a new indication to be initiated later this year. To support these trials, we continue to manufacture significant quantities of Stimuvax for our partner, Merck KGaA of Darmstadt, Germany. Under our agreements with Merck KGaA, supplies of Stimuvax for clinical trials are purchased exclusively from Oncothyreon. Merck KGaA is also financially responsible for the further clinical development of Stimuvax.”
“As the Stimuvax program is largely supported by Merck KGaA, we intend to use the proceeds of the underwritten common stock offering announced today primarily for clinical trials of PX-478 and PX-866,” concluded Dr. Kirkman. “If concluded successfully, this financing is expected to allow us to move both programs into Phase 2 development.”

About PX-478
PX-478 is a novel small molecule compound that inhibits the activity of hypoxia inducible factor (HIF)-1 alpha, a component of the transcription factor HIF-1 that controls the expression of a number of genes important for growth and survival of cancer cells. Genes regulated by HIF-1 contribute to diverse functions including new blood vessel growth (angiogenesis), use of glucose for energy, and protection against apoptosis (programmed cell death). Preclinical data have demonstrated that PX-478 can induce apoptosis in experimental tumor models, as well as the down-regulation of factors that control angiogenesis, such as vascular endothelial growth factor (VEGF). PX-478 is effective when delivered orally in animal models, and has shown marked tumor regressions and growth inhibition in model systems across a range of cancers, including lung, ovarian, renal, prostatic, colon, pancreatic, and breast cancer. The wide variety of models that show sensitivity to PX-478 represents a large potential market for this product candidate. The ability to combine PX-478 with radiation therapy may further expand the opportunities for this novel compound. Oncothyreon is currently conducting a Phase 1 trial of PX-478 in patients with advanced metastatic cancer.
About PX-866
PX-866 is an inhibitor of the PI-3-kinase/PTEN/AKT pathway, an important survival signaling pathway that is activated in many types of human cancer. Aberrant activation and regulation of PI-3 kinase is implicated in a large proportion of human cancers including breast, glioma, colon, ovarian, prostate and melanoma, where it leads to increased proliferation and inhibition of apoptosis (programmed cell death). PX-866 has been shown to induce prolonged inhibition of tumor PI-3 kinase signaling following both oral and intravenous administration. The compound has been shown to have anti-tumor activity both as a single agent and in combination with other agents in a number of human tumor models. Oncothyreon initiated a Phase 1 trial of PX-866 in patients with advanced metastatic cancer in June 2008.
About Stimuvax
Stimuvax is an investigational therapeutic cancer vaccine designed to induce an immune response to cancer cells that express MUC1, a glycoprotein antigen widely expressed on common cancers. MUC1 is over expressed on many cancers such as lung cancer, breast cancer, prostate cancer and colorectal cancer. Stimuvax is thought to work by stimulating the body’s immune system to identify and destroy cancer cells expressing MUC1. Merck KGaA currently is conducting a global Phase 3 trial of Stimuvax known as START (Stimulating Targeted Antigenic Responses To NSCLC). START is a randomized, double-blind, placebo-controlled study that will evaluate patients with documented unresectable stage III NSCLC who have had a response or stable disease after at least two cycles of platinum based chemo-radiotherapy. The Phase 3 trial is expected to enroll more than 1,300 patients in approximately 30 countries. For more information on the START trial, or to find a participating center and eligibility criteria, log on to www.nsclcstudy.com or www.clinicaltrials.gov.
About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor, shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
In order to provide our investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding the offering of securities by us, our ability to successfully execute our prioritization plan, future expenses, manufacturing and process development activities and clinical development activities, revenues resulting from Merck’s purchase of Stimuvax supplies and the use and adequacy of cash resources.
Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the adequacy of financing and reserves on hand, the offering of securities by us, our ability to successfully execute our prioritization plan, our financial condition and results of operations, our ability to regain and maintain compliance with the listing standards of The NASDAQ Stock Market, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information
Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.
Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com
ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100 Fax: (206) 801-2101
ONCOTHYREON CANADA INC. 2011 — 94 St., Suite 200, Edmonton, AB, Canada
T6N 1H1
Tel: (780) 450-3761 Fax: (780) 463-0871
http://www.oncothyreon.com